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                                                                    EXHIBIT 23.5




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 26, 1998, except with respect to paragraph 3 of
Note 4, as to which the date is August 14, 1998 and paragraph 4 of Note 4, as to which the date is March 10, 2000, with respect to the consolidated financial statements of Aspect Development, Inc. included in the Registration Statement (Form S-4) and related Prospectus of i2 Technologies, Inc. for the registration of shares of its common stock.




                                        /s/ Ernst & Young LLP


Palo Alto, California
May 3, 2000